Exhibit 107
Calculation of Filing Fee Tables

Form 424(b)(5)
(Form Type)

ATAI Life Sciences N.V.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, par value €0.10 per share	Rule 457(r) (1)	27,283,750 (2)	$5.48	$149,514,950.00	0.00013810	$20,648.01	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$149,514,950.00		$20,648.01
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$20,648.01

(1)	Calculated in accordance with Rules 457(r) and 456(b) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission on September 29, 2025 (File No. 333-290592).
(2)	Represents 27,283,750 common shares (inclusive of the 30-day option for the underwriters to purchase up to an additional 3,558,750 shares), par value €0.10 per share, of ATAI Life Sciences N.V. that will be offered for sale pursuant to the prospectus supplement to which this exhibit is attached.